News Announcement

                                                          FOR IMMEDIATE RELEASE

CONTACT
COMPANY:
Kevin Bermeister, President
Michael Ozen, CFO
Brilliant Digital Entertainment
818/615-1500, info@bde3d.com

INVESTOR RELATIONS:
David Collins, Kristin Engel
Jaffoni & Collins
212/835-8500
bde@jcir.com

MEDIA:
Richard Lewis
Richard Lewis Associates
818/955-5481
rlewis@abc.com


Veronica Kruger
The Auction Channel
011-44-181-788-4429



                  BRILLIANT(TM) DIGITAL COMPLETES ACQUISTION OF
              ONLINE/BROADCAST AUCTION PIONEER, THE AUCTION CHANNEL
         CONVENTIONAL ONLINE BIDDING CAN'T COMPARE TO THE EXCITEMENT OF
              THE AUCTION CHANNEL'S LIVE, AUCTIONEER-DRIVEN EVENTS


LOS ANGELES and LONDON--(BUSINESS WIRE)--July 8, 1999-- Brilliant Digital Entertainment, Inc. (AMEX:BDE - news), a pioneering content and tools developer for the Internet and other media, announced that it has acquired London-based Trojan Television, which, doing business as The Auction Channel, delivers "live," auctioneer-moderated auctions simultaneously on the Internet and over television and satellite networks, facilitating larger audiences and real-time e-commerce transactions. The final purchase consideration will be determined during the next 30 days and is expected to be approximately 840,000 restricted Brilliant Digital common shares and 400,000 warrants. Trojan Television/The Auction Channel has become a wholly-owned subsidiary of Brilliant Digital Entertainment.

In acquiring The Auction Channel, Brilliant underscores its focus on developing state-of-the-art-content specifically for the converging media of Internet and television. Brilliant's content is designed and developed to take advantage of the interactivity associated with these media. Content produced with the company's proprietary B3D technology is suitable for delivery on television and over the Internet where viewers can interact and participate to enhance their experience. Similarly, The Auction Channel produces content that allows TV and Internet audiences to enjoy auction viewing while enabling them to participate and compete in live bidding. The Auction Channel delivers electronic bids via the Internet (and telephone) to the auctioneer in real-time, providing The Auction Channel bidders with the same opportunity to secure lots as those on the auction floor.

The Auction Channel integrates live satellite, cable TV and Web broadcasts of mid- to high-end consumer and commercial auction events conducted by Christie's, Phillips, Bonhams, Brooks

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and other major auction houses with whom the company has contracts. Since starting to work with its auction house and media broadcast partners in 1996, The Auction Channel has (more) demonstrated the power of Internet and television distribution and e-commerce, dramatically increasing the viewing audience for auction programming and increasing auction house sales.

Mark Dyne, Brilliant Chairman and CEO, commented, "The Auction Channel is a business with great potential. We see substantial growth opportunities in building upon the proven infrastructure, industry relationships, viewership and bidding levels already achieved by The Auction Channel, primarily in the U.K. market. The Auction Channel has also proven its ability to generate large and valuable viewing audiences for advertisers. Additionally, these audiences have demonstrated their interest in actively bidding and purchasing via telephone and the Internet. Our corporate goal is to own immersive content designed to take full advantage of converging media opportunities. We intend to continue to invest in productions and to seek acquisitions directed at this content type and are firm believers in the future of interactive content on the Internet and on television."

ABOUT THE AUCTION CHANNEL:

Founded in 1996, The Auction Channel is a pioneer in delivering live, auctioneer-moderated auction programming via the Internet and television as well as real-time Internet and telephone bidding, facilitating larger audiences and worldwide e-commerce. The Auction Channel broadcasts consist of mid- to high-end consumer and commercial auction events conducted by leading auction houses including Christie's, Phillips, Bonhams, Brooks and others with whom the company has contracts.

Viewership for The Auction Channel events has been climbing substantially. A December Formula 1 Legends memorabilia event broadcast for Brooks generated strong ratings for The Auction Channel's U.K. television network partner, Sky Sports, a News Corp. subsidiary. Interactive bids were recorded on 50 percent of the items offered. Similarly, in excess of 750,000 viewers watched the March Sky Sports broadcast of Bonham's Soccer Legends preview programs and live event, and over 50% of the lots were sold to interactive bidders.

ABOUT BRILLIANT DIGITAL ENTERTAINMENT:

Brilliant Digital Entertainment is engaged in the development and distribution of cutting-edge interactive content and related e-commerce capabilities for the Internet, broadband, television and other media. Brilliant is focused on two markets: (1) 3-D, digitally animated content, developed using BDE's proprietary software tool set and B3D format and displayed on its digital projector; and (2) "live"' online auction "broadcasts," bidding and e-commerce services in conjunction with top auction houses through its The Auction Channel subsidiary. More information on Brilliant Digital Entertainment may be found at http://www.bde3d.com and on The Auction Channel at http://www.theauctionchannel.com.

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FORWARD LOOKING STATEMENTS

This announcement contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the final determination of the purchase price, stock price movements, the Company's ability to integrate The Auction Channel into its operations, The Auction Channel's ability to enter into agreements to provide services to auction houses, consumer interest in participating in live auctions via the Internet or telephone, the Company's ability to expand The Auction Channel into the United States, the Company's (more) ability to establish joint venture agreements and carriage agreements with television and media companies worldwide, the Company's ability to manage a European based subsidiary, the limited operating history of the Company and The Auction Channel, anticipated losses, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, competition with significantly larger competitors, risks associated with system development and operation, management of potential growth, risks of new business areas, and all of the factors that may influence future business and financial results set forth in the Company's Form 10-KSB for the period ended December 31, 1998 and the Company's Form 10-QSB for the three months ended March 31, 1999. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements. Copies of the Company's most recently filed Form 10-KSB report and 10-QSB report and are available from Brilliant Digital Entertainment's Investor Relations department and may be obtained by calling or writing to our investor relations company, Jaffoni & Collins at 212-835-8500 or bde@jcir.com.


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